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Exhibit 99.7

MEDPOINTE INC.—WAMPOLE DIVISION

Financial Statements
(with Independent Auditors Report thereon)

March 31, 2002 and 2001

Independent Auditors' Report

The Board of Directors
MedPointe Inc.:

        We have audited the accompanying statements of net assets to be sold of MedPointe Inc.—Wampole Division as of March 31, 2002 (Successor) and 2001 (Predecessor), and the related statements of revenues and expenses, changes in net assets to be sold and cash flows for the periods from September 29, 2001 to March 31, 2002 (Successor period), April 1, 2001 to September 28, 2001 and for the year ended March 31, 2001 (Predecessor periods). These statements are the responsibility of MedPointe Inc.'s management. Our responsibility is to express an opinion on these statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As described in and to the extent of Note 1, the accompanying statements were prepared to present the net assets to be sold of MedPointe Inc.—Wampole Division as of March 31, 2002 and 2001 and the related statements of revenues and expenses, changes in net assets to be sold and cash flows for the periods from September 29, 2001 to March 31, 2002, April 1, 2001 to September 28, 2001 and for the year ended March 31, 2001, pursuant to the Asset Purchase Agreement between MedPointe Inc. and Inverness Medical Innovations, Inc.

        In our opinion, the accompanying Successor statements referred to above present fairly, in all material respects, the net assets to be sold of MedPointe Inc.—Wampole Division as of March 31, 2002, and its revenues and expenses and cash flows for the period from September 29, 2001 to March 31, 2002, and the accompanying Predecessor statements referred to above present fairly, in all material respects, the net assets to be sold of MedPointe Inc.—Wampole Division as of March 31, 2001 and its revenues and expenses and cash flows for the period from April 1, 2001 to September 28, 2001 and for the year ended March 31, 2001, pursuant to the Asset Purchase Agreement between MedPointe Inc. and Inverness Medical Innovations, Inc. referred to in Note 1, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the accompanying statements, effective September 28, 2001 MedPointe Inc. acquired all of the outstanding stock of Carter-Wallace, Inc., of which Wampole was a division, in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

        As discussed in Note 2 to the accompanying statements, MedPointe Inc. adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" effective September 28, 2001 in connection with its acquisition of Carter-Wallace, Inc.

                                  /s/ KPMG LLP

Short Hills, NJ
August 9, 2002

MEDPOINTE INC.—WAMPOLE DIVISION

STATEMENTS OF NET ASSETS TO BE SOLD

(in thousands)

	March 31,
	2002	2001
ASSETS
Current assets:
Accounts receivable-trade, less allowances of $850 and $611 at March 31, 2002 and 2001, respectively	$11,373	11,061
Other receivables	331	446
Inventories:
Finished goods	2,980	5,003
Work in process	33	33

	3,013	5,036
Deferred taxes	440	157
Prepaid expenses and other current assets	512	734

Total current assets	15,669	17,434

Machinery, equipment and fixtures, net	2,197	2,267

Intangible assets:
Goodwill	20,162	8,388
Patents and trade names, less amortization	21,088	4,122

	41,250	12,510

Deferred taxes	—	3,052

Total assets	$59,116	35,263

See accompanying notes to financial statements.

MEDPOINTE INC.—WAMPOLE DIVISION

STATEMENTS OF NET ASSETS TO BE SOLD

(in thousands)

	March 31,
	2002	2001
LIABILITIES AND NET ASSETS TO BE SOLD
Current liabilities:
Accounts payable	$1,189	2,343
Accrued expenses	1,762	1,564

Total current liabilities	2,951	3,907

Long-term liabilities—deferred taxes	6,165	—

Total liabilities	9,116	3,907

Net assets to be sold	50,000	31,356

Total liabilities and net assets to be sold	$59,116	35,263

See accompanying notes to financial statements.

MEDPOINTE INC.—WAMPOLE DIVISION

STATEMENTS OF REVENUES AND EXPENSES

(in thousands)

	Period from September 29, 2001 to March 31, 2002	Period from April 1, 2001 to September 28, 2001	Year ended March 31, 2001
Net sales	$26,173	20,867	46,827
Cost of goods sold	14,981	12,788	27,945

Gross profit	11,192	8,079	18,882

Operating expenses:
Advertising and promotion	397	134	1,122
Sales and marketing	3,825	3,646	6,918
Research and development	235	280	588
General and administrative	1,518	1,798	3,145
Other (income) expense, net	(109)	421	858

	5,866	6,279	12,631

Revenues in excess of expenses before provision for taxes on income	5,326	1,800	6,251
Provision for taxes on income	2,130	702	2,438

Revenues in excess of expenses	$3,196	1,098	3,813

See accompanying notes to financial statements.

MEDPOINTE INC.—WAMPOLE DIVISION

STATEMENTS OF CHANGES IN NET ASSETS TO BE SOLD

(in thousands)

	Period from September 29, 2001 to March 31, 2002	Period from April 1, 2001 to September 28, 2001	Year ended March 31, 2001
Net assets to be sold at beginning of period, including new basis of accounting adjustments of $20,218 on September 29, 2001	$48,661	31,356	37,390
Revenues in excess of expenses	3,196	1,098	3,813
Cash and other transfers to parent company	(1,857)	(4,011)	(9,847)

Net assets to be sold at end of period	$50,000	28,443	31,356

See accompanying notes to financial statements.

MEDPOINTE INC.—WAMPOLE DIVISION

STATEMENTS OF CASH FLOWS

(in thousands)

	Period from September 29, 2001 to March 31, 2002	Period from April 1, 2001 to September 28, 2001	Year ended March 31, 2001
Cash flows from operating activities:
Revenues in excess of expenses	$3,196	1,098	3,813
Adjustments to reconcile revenues in excess of expenses to cash flows from operating activities:
Depreciation	293	460	1,057
Amortization of intangible assets	463	698	1,426
Amortization of goodwill	—	542	1,093
Changes in assets and liabilities:
Accounts receivable	(3,984)	3,672	(222)
Other receivables	(109)	224	747
Inventories	2,035	(12)	679
Prepaid expenses and other current assets	60	162	(177)
Accounts payable	(21)	(1,133)	—
Accrued expenses	198	—	557
Deferred taxes	(115)	(1,176)	2,048

Net cash provided by operating activities	2,016	4,535	11,021

Cash flows from investing activities— purchases of property and equipment	(159)	(524)	(1,174)

Cash flows from financing activities— cash and other transfers to parent company	(1,857)	(4,011)	(9,847)

Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$—	—	—

See accompanying notes to financial statements.

MEDPOINTE INC.—WAMPOLE DIVISION

NOTES TO FINANCIAL STATEMENTS

March 31, 2002 and 2001

(1)  Description of Business and Basis of Presentation

        The Wampole Division of MedPointe Inc. markets and distributes a broad range of medical diagnostic tests for use in professional settings. On August 8, 2002 MedPointe Inc. (the "Company") entered into a definitive agreement ("Asset Purchase Agreement") with Inverness Medical Innovations, Inc. and WL Acquisition Corporation ("Inverness" or the "Purchaser") to sell the assets of the Wampole Division for approximately $70 million of cash plus the assumption of certain liabilities. The cash consideration is subject to adjustment based upon the level of working capital on the closing date of the transaction.

        The accompanying statements pertain to the Wampole Division of the Company and have been prepared pursuant to the Asset Purchase Agreement in accordance with accounting principles generally accepted in the United States of America. The statements for the year ended March 31, 2001 and the period from April 1, 2001 to September 28, 2001 (Predecessor statements) have been prepared from the historical accounts of Carter-Wallace, Inc. and the statements from the period of September 29, 2001 to March 31, 2002 (Successor statements) have been prepared from the historical accounts of MedPointe, which have been prepared under a new basis of accounting and adjusted for certain purchase accounting entries (goodwill, intangible assets and related deferred taxes—see Note 2). On September 28, 2001 MedPointe Inc. acquired 100% of the shares of Carter-Wallace, Inc., of which Wampole was a division. MedPointe financed the acquisition through the sale of equity and through a $190 million loan agreement, none of which has been allocated herein.

        The Wampole Division has no separate legal status and has been operated as an integral part of the Company's and Carter-Wallace, Inc.'s overall operations. These statements have been prepared from the historical accounting records of the Company and Carter-Wallace, Inc. and do not reflect a new basis of accounting resulting from the proposed acquisition by Inverness or other direct costs related to the proposed acquisition. The accompanying statements of revenues and expenses are not necessarily indicative of the costs and expenses that would have been incurred had the Division been operated as a stand-alone entity.

        Certain indirect operating expenses for general and administrative costs of Carter-Wallace, Inc. and then MedPointe Inc. were allocated to the Wampole Division primarily based on a percentage of net sales of Wampole versus the remaining pharmaceutical operations of MedPointe and Carter-Wallace, Inc. (approximately 20%). Such allocated general and administrative costs for the period from September 29, 2001 to March 31, 2002 and April 1, 2001 to September 28, 2001, included in the accompanying statements amounted to approximately $0.9 million and $0.9 million, respectively and for the year ended March 31, 2001 amounted to $1.7 million. Corporate income and expenses of the Company and Carter- Wallace, Inc. included in this Division include those items specifically identifiable to this Division and include other allocations, primarily based on usage estimates of certain other corporate expenses, including accounting, human resources, and corporate systems. Corporate expenses allocated to the Division are costs which benefit and are required for its operations. In the opinion of management, these methods of allocating these costs are reasonable; however, such costs do not necessarily equal the costs that this Division would have incurred on a stand-alone basis. Therefore, the financial information included herein may not necessarily reflect assets and liabilities, revenues and expenses, and cash flows of this Division on a stand-alone basis in the future. Interest elements and cash and cash equivalents have not been included in the statements as these amounts were not specifically identifiable to the Division and the Purchaser does not acquire any cash or assume any debt pursuant to the terms of the Asset Purchase Agreement.

        Certain expenses, such as pension and postretirement benefit costs which have been allocated to the statements of revenues and expenses for the Division (see Note 3), relate to assets and/or liabilities which have not been included in the accompanying statements of net assets to be sold of the Division because such assets and/or liabilities will be retained by MedPointe Inc. in accordance with the terms of the Asset Purchase Agreement.

(2)  Summary of Significant Accounting Policies

  (a)
  Basis of Combination

    The accompanying statements have been prepared pursuant to the Asset Purchase Agreement in accordance with accounting principles generally accepted in the United States of America. The statements include the accounts related to the Wampole Division, as defined in the Asset Purchase Agreement, all of which have been stated on a going-concern basis and do not reflect liquidity values (see Note 1).

  (b)
  Revenue Recognition Policy

    Revenues from product sales are recognized upon shipment to customers as title has passed and are shown net of sales adjustments for discounts, rebates to customers, returns and other adjustments, which are provided in the same period that the related sales are recorded.

    In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 is applicable to public companies and provides guidance on applying accounting principles generally accepted in the United States of America to revenue recognition issues in financial statements. Management believes the Company's revenue recognition criteria is consistent with the guidance provided by SAB 101.

  (c)
  Use of Estimates

    The preparation of statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and use assumptions that affect certain reported amounts and disclosures. Actual amounts may differ.

  (d)
  Inventories

    Inventories are valued at the lower of cost or market on the first-in, first-out ("FIFO") method.

  (e)
  Machinery, Equipment and Fixtures

    Included in machinery, equipment and fixtures, net are all operating assets related directly to the Wampole Division. These primarily include equipment, held at customer locations, that is utilized to read the diagnostic tests sold by the Division and totaled $2.1 million and $2.2 million, net of accumulated depreciation as of March 31, 2002 and 2001, respectively. Depreciation is provided over the estimated useful lives of the assets, principally using the straight-line method. Machinery, equipment and fixtures are depreciated over periods ranging from 5 to 20 years. Leasehold improvements are amortized on a straight-line basis over the life of the related asset or the life of the lease, whichever is shorter. Expenditures for renewals and betterments are capitalized. Upon sale or retirement of assets, the appropriate asset and related accumulated depreciation accounts are adjusted and the resultant gain or loss is reflected in earnings. Maintenance and repairs are charged to expense as incurred.

  (f)
  Intangible Assets

    Prior to September 29, 2001 (see Note 1), goodwill related to the Carter-Wallace acquisition of Wampole in fiscal year 1975 was being amortized over 40 years and amortization expense totaled approximately $1.1 million for the year ended March 31, 2001 and $0.5 million for the period from April 1, 2001 to September 28, 2001. The value of patents and trade names was being amortized on a straight-line basis over their legal or contractual lives. The policy of the

    Division in assessing the recoverability of intangible assets was to compare the carrying value of the intangible asset with the undiscounted cash flow generated by products related to the intangible asset. In addition, the Division continually evaluates whether adverse developments indicate that an intangible asset may be impaired.

    In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141 and No. 142, "Business Combinations" and "Goodwill and Other Intangible Assets" ("SFAS 141" and "SFAS 142"), respectively. SFAS 141 replaces Accounting Principles Board ("APB") Opinion No. 16 and requires the use of the purchase method for all business combinations initiated after June 30, 2001. It also provides guidance on purchase accounting related to the recognition of intangible assets, noting that any purchase price allocated to an assembled workforce may not be accounted for separately from goodwill, and accounting for negative goodwill. SFAS 142 requires that goodwill and identifiable acquired intangible assets with indefinite useful lives shall no longer be amortized, but tested for impairment annually and whenever events or circumstances occur indicating that goodwill might be impaired. SFAS 142 also requires the amortization of identifiable assets with finite useful lives, although the statement no longer limits the amortization period to 40 years. Acquired identifiable intangible assets, which are subject to amortization, are to be tested for impairment in accordance with SFAS No. 144, "Accounting for the Disposal of Long-Lived Assets." MedPointe accounted for its September 2001 acquisition of the healthcare business of Carter-Wallace, Inc. (which included Wampole) under the provisions of these statements.

    Upon MedPointe's acquisition of the healthcare business of Carter-Wallace, the Wampole Division adopted a new basis of accounting and recorded the estimated value (based on a third party valuation) of patents at $12.8 million with a 14 year useful life and trade names at $8.7 million, having an indefinite life (and eliminated previous patent and trade name values) and recorded the related deferred tax liability of approximately $8.6 million. In addition, goodwill in the amount of $20.2 million was allocated to the Wampole Division as a result of the MedPointe acquisition. The goodwill allocation has been estimated based on the net after tax proceeds to be received from Inverness in this currently contemplated transaction, compared to the net other assets of the Division to be sold.

    For the period from September 29, 2001 to March 31, 2002, the Division recorded amortization expense of $0.5 million on the acquired patents. No amortization expense was recorded for the acquired trade names, in accordance with SFAS 142, as they have been assigned indefinite lives.

    The Wampole Division has entered into an agreement with Genzyme, Inc. that calls for Genzyme to pay Wampole a royalty of 5% of Genzyme's sales related to the rapid test technology covered by the patents referred to above. The Division recorded royalty income related to this agreement of approximately $0.8 million for the period from September 29, 2001 to March 31, 2002.

  (g)
  Income Taxes

    The revenues and expenses of the Wampole Division are currently included in the tax returns of MedPointe Inc. and were previously included in the tax returns of Carter-Wallace, Inc. The provision for taxes on income is computed as if the Wampole Division were filing income tax returns on a stand alone basis. The calculated effective tax rate does not differ materially from the statutory federal and state tax rates as there are virtually no permanent differences between book and taxable income. All material operations of the Wampole Division are in the United States and Puerto Rico. Finally, deferred income taxes on the statements of net assets to be sold relate primarily to temporary differences between the book and tax basis of the Wampole Division (as owned by Carter-Wallace), which then were adjusted through purchase accounting adjustments (intangible asset values) on September 29, 2001 following the MedPointe acquisition (see (f) above).

    At March 31, 2002 and 2001, the tax effects of temporary differences that give rise to these deferred tax assets and liabilities are as follows (in thousands):

	2002	2001
Deferred tax assets:
Accrued liabilities	$168	$76
Assets valuation accounts	222	19
Intangible assets and all other	2,919	3,563

Total deferred tax assets	$3,309	$3,658

Deferred tax liabilities:
Write-up of acquired assets to fair value	$(8,990)	$—
Depreciation	(223)	(211)
All other liabilities	179	(238)

Total deferred tax liabilities	$(9,034)	$(449)

Net deferred tax	$(5,725)	$3,209

  (h)
  Advertising and Marketing Costs

    Advertising, promotion and other marketing costs are charged to earnings in the period in which they are incurred.

  (i)
  Accrued Expenses

    Accruals related to certain employee costs such as management bonuses and vacation pay are calculated based upon the proportioned number of employees designated as part of this Division.

(3)  Retirement Plans and Other Postretirement Benefits

        Pension and postretirement benefit costs are included in the statements of revenues and expenses for the Division. These costs relate to assets and/or liabilities which have not been included in the accompanying statements of net assets to be sold of the Division. Such assets and/or liabilities will be retained by MedPointe Inc. in accordance with the terms of the Asset Purchase Agreement. Pension and postretirement benefit costs are allocated to the division at a rate of 10% of salary expense for the period. The pension and postretirement benefit costs amounted to $193 thousand and $166 thousand for the period of September 29, 2001 to March 31, 2002 and the period of April 1, 2001 to September 28, 2001, respectively and $337 thousand for the year ended March 31, 2001.

        The Division provides a 401(k) savings plan that gives eligible employees the option to defer a portion of their compensation, up to a designated level. The Division makes matching contributions to the plan on behalf of all participants who make elective deferrals. The Division contributes and allocates to each participant's account matching contributions equal to 50% of up to 4% of the participant's contributions. The matching contributions vest at 25% per year, up to 100% at the participant's completion of four years of employment. The Division's matching contributions recognized in expense were approximately $17 thousand for both the period of September 29, 2001 to March 31, 2002 and the period of April 1, 2001 to September 28, 2001, and $44 thousand for the year ended March 31, 2001.

(4)  Commitments and Contingencies

  Future rental payments

        Minimum future rental payments under non-cancelable operating leases in effect as of March 31, 2002 follow ($ in thousands):

Fiscal year ending March 31,	Rental Commitments
2003	$366
2004 and thereafter	152

        Rent expense totaled $0.1 million for each of the periods from September 29, 2001 to March 31, 2002 and April 1, 2001 to September 28, 2001, and $0.2 million for the year ended March 31, 2001. Future rental commitments relate to lease payments on a new facility occupied by the Wampole division in June 2002. The Division will assume the remaining lease commitments, which terminate in 2004.

  Employment Termination Agreements

        In connection with the Inverness acquisition of the Wampole Division, the Purchaser assumes certain obligations related to potential future employee terminations that were created by MedPointe's acquisition of Carter-Wallace, Inc. on September 29, 2001. These termination agreements allow for any exempt employee to receive four weeks of severance pay for each year of employment, with a maximum severance payment equivalent to two years salary. Any non-exempt employee is eligible for two weeks of severance for each year of service, with a maximum severance payment equivalent to one years pay. This agreement allows for payment of this severance if and when an employee is terminated within two years of the MedPointe/ Carter-Wallace transaction date. Inverness will be required to pay severance under the above terms to any Wampole Division employee who is terminated after the acquisition of Wampole is consummated and through the remaining transition period, which will end on September 29, 2003.

(5)  Litigation

        The Wampole Division is subject to various legal actions arising out of its normal operations. The Division believes, based on the opinion of counsel, that it has good defenses to any such actions and should prevail.

        In a letter dated May 2, 2002 a significant supplier of diagnostic tests to the Wampole Division asserted that it has the right to terminate its contract with the Division in September 2002. This supplier provides materials to the Division, which are then sold to customers. These materials, when sold, represent approximately 40% of the Division's sales. The Division believes that the supplier's position is unsupported by the contract and applicable law. The Division has formally disputed the supplier's assertion and the parties are engaged in discussions for the purpose of resolving the dispute. However, there can be no assurance that the parties will resolve the dispute, that the agreement will remain in full force and effect, or that litigation will not ensue. The Wampole Division management believes the resolution of this dispute will not have a material adverse effect on the Division.

(6)  Supplemental Financial Information

  Accrued Expenses

        The following is presented in support of the accompanying statements of net assets to be sold ($ in thousands):

	March 31,
	2002	2001
Accrued expenses:
Salaries and wages	$541	$359
Sales and marketing	191	251
Royalties	52	—
Other accruals	978	954

	$1,762	$1,564

  Significant Customers

        One customer accounted for approximately 15%, 7% and 13% and a second customer accounted for approximately 10%, 13% and 12% of the Division's net sales for each of the periods from September 29, 2001 to March 31, 2002, April 1, 2001 to September 28, 2001, and for the year ended March 31, 2001, respectively. No other customers accounted for a significant portion of the Division's net sales.

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Financial Statements (with Independent Auditors Report thereon) March 31, 2002 and 2001
STATEMENTS OF NET ASSETS TO BE SOLD (in thousands)
STATEMENTS OF NET ASSETS TO BE SOLD (in thousands)
STATEMENTS OF REVENUES AND EXPENSES (in thousands)
STATEMENTS OF CHANGES IN NET ASSETS TO BE SOLD (in thousands)
STATEMENTS OF CASH FLOWS (in thousands)
NOTES TO FINANCIAL STATEMENTS March 31, 2002 and 2001